                                                                   EXHIBIT 10.06

                                CERIDIAN CORPORATION

                           EXECUTIVE EMPLOYMENT AGREEMENT

PARTIES

                   CERIDIAN CORPORATION (A DELAWARE CORPORATION)
                               8100 34TH AVENUE SOUTH
                         MINNEAPOLIS, MINNESOTA 55425-1640

                                        AND

                                  TONY G. HOLCOMBE
                                   ("EXECUTIVE")


DATE:     OCTOBER 1, 1999

RECITALS

A. Ceridian wishes to obtain the services of Executive for the duration of this Agreement, and Executive wishes to provide his or her services for such period.

B. Ceridian desires reasonable protection of Ceridian's Confidential Information (as defined below).

C. Ceridian desires assurance that Executive will not compete with Ceridian, engage in recruitment of Ceridian's employees or make disparaging statements about Ceridian after termination of employment, and Executive is willing to refrain from such competition, recruitment and disparagement.

D. Executive desires to be assured of a minimum Base Salary (as defined below) from Ceridian for Executive's services for the term of this Agreement (unless terminated earlier pursuant to the terms of this Agreement).

E. It is expressly recognized by the parties that Executive's acceptance of, and continuance in, Executive's position with Ceridian and agreement to be bound by the terms of this Agreement represents a substantial commitment to Ceridian in terms of Executive's personal and professional career and a foregoing of present and future career options by Executive, for all of which Ceridian receives substantial value.

F. The parties recognize that a Change of Control (as defined below) may result in material alteration or diminishment of Executive's position and responsibilities and substantially frustrate the purpose of Executive's commitment to Ceridian and forebearance of career options.

G. The parties recognize that in light of the above-described commitment and forebearance of career options, it is essential that, for the benefit of Ceridian and its stockholders, provision be made for a Change of Control Termination (as defined below) in order to enable Executive to accept and effectively continue in Executive's position in the face of inherently disruptive circumstances arising from the possibility of a Change of Control of the Parent Corporation (as defined below), although no such change is now contemplated or foreseen.

H. The parties wish to replace any and all prior agreements and undertakings with respect to Executive's employment and Change of Control occurrences and compensation.

NOW, THEREFORE, in consideration of Executive's acceptance of and continuance in Executive's employment for the term of this Agreement and the parties' agreement to be bound by the terms contained herein, the parties agree as follows:


                                     ARTICLE I

                                    DEFINITIONS

1.01 "BASE SALARY" shall mean regular cash compensation paid on a periodic basis exclusive of benefits, bonuses or incentive payments.

1.02   "BOARD" shall mean the Board of Directors of Parent Corporation.

1.03 "CERIDIAN" shall mean Ceridian Corporation and, except as otherwise provided in Article VIII and Section 9.02 of Article IX,

       (a)    any Subsidiary (as that term is defined in Section 1.07); and

       (b) any successor in interest by way of consolidation, operation of law, merger or otherwise.

1.04 "CONFIDENTIAL INFORMATION" shall mean information or material of Ceridian which is not generally available to or used by others, or the utility or value of which is not generally known or recognized as standard practice, whether or not the underlying details are in the public domain, including:

       (a) information or material relating to Ceridian and its business as conducted or anticipated to be conducted; business plans; operations; past, current or anticipated software, products or services; customers or prospective customers; or research, engineering, development, manufacturing, purchasing, accounting, or marketing activities;

       (b) information or material relating to Ceridian's inventions, improvements, discoveries, "know-how," technological developments, or unpublished writings or other works of authorship, or to the materials, apparatus, processes, formulae, plans or methods used in the development, manufacture or marketing of Ceridian's software, products or services;

       (c) information on or material relating to Ceridian which when received is marked as "proprietary," "private," or "confidential;"

       (d)    trade secrets of Ceridian;

       (e) software of Ceridian in various stages of development, including computer programs in source code and binary code form, software designs, specifications, programming aids (including "library subroutines" and productivity tools), programming languages, interfaces, visual displays, technical documentation, user manuals, data files and databases of Ceridian; and

       (f) any similar information of the type described above which Ceridian obtained from another party and which Ceridian treats as or designates as being proprietary, private or confidential, whether or not owned or developed by Ceridian.

       Notwithstanding the foregoing, "Confidential Information" does not include any information which is properly published or in the public domain; provided, however, that information which is published by or with the aid of Executive outside the scope of employment or contrary to the requirements of this Agreement will not be considered to have been properly published, and therefore will not be in the public domain for purposes of this Agreement.

1.05 "DISABILITY" shall mean the inability of Executive to perform his or her duties under this Agreement because of illness or incapacity for a continuous period of six months.

1.06 "PARENT CORPORATION" shall mean Ceridian Corporation and, except as otherwise provided in Article VIII and Section 9.02 of Article IX, any successor in interest by way of consolidation, operation of law, merger or otherwise. "Parent Corporation" shall not include any Subsidiary.

1.07 "SUBSIDIARY" shall mean: (a) any corporation at least a majority of whose securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the occurrence of a contingency) is at the time owned by Parent Corporation and/or one or more Subsidiaries; and (b) any division or business unit (or portion thereof) of Parent Corporation or a corporation described in clause (a) of this Section 1.07.

                                     ARTICLE II

                            EMPLOYMENT, DUTIES AND TERM

2.01 EMPLOYMENT. Upon the terms and conditions set forth in this Agreement, Ceridian hereby employs Executive, and Executive accepts such employment.

2.02 DUTIES. Executive shall devote his or her full-time and best efforts to Ceridian and to fulfilling the duties of his or her position which shall include such duties as may from time to time be assigned him or her by Ceridian, provided that such duties are reasonably consistent with Executive's education, experience and background. Executive shall comply with Ceridian's policies and procedures to the extent they are not inconsistent with this Agreement in which case the provisions of this Agreement prevail.

2.03 TERM. Subject to the provisions of Articles IV, VII, and VIII, this Agreement and Executive's employment shall continue until the later of:
       (a) OCTOBER 1, 2001; and (b) two years after a Change of Control which occurs prior to OCTOBER 1, 2001 ("Initial Term"). Upon expiration of the Initial Term and subject to the provisions of Articles IV, VII and VIII, this Agreement and Executive's employment shall be automatically extended for successive two year periods.


                                    ARTICLE III

                             COMPENSATION AND EXPENSES

3.01 BASE SALARY. For all services rendered under this Agreement during the term of this Agreement, Ceridian shall pay Executive a minimum Base Salary at the annual rate currently being paid or, if Executive is not currently in Ceridian's employ, at the annual rate specified in the written offer of employment. If Executive's salary is increased from time to time during the term of this Agreement, the increased amount shall be the Base Salary for the remainder of the term.

3.02 BONUS AND INCENTIVE. Bonus or incentive compensation shall be at the sole discretion of Ceridian. Except as otherwise provided in Article VII, Ceridian shall have the right, in accordance with their terms, to alter, amend or eliminate any bonus or incentive plans, or Executive's participation therein, without compensation to Executive.

3.03 BUSINESS EXPENSES. Ceridian shall, consistent with its policies in effect from time to time, bear all ordinary and necessary business expenses incurred by Executive in performing his or her duties as an employee of Ceridian, provided that Executive accounts promptly for such expenses to Ceridian in the manner prescribed from time to time by Ceridian.

                                     ARTICLE IV

                                 EARLY TERMINATION

4.01 EARLY TERMINATION. This Article shall not apply to a Change of Control Termination which is governed solely by the provisions of Article VII, and does not alter the respective continuing obligations of the parties pursuant to Articles V, VI, and IX.

4.02 TERMINATION FOR CAUSE. Ceridian may terminate this Agreement and Executive's employment immediately for cause. For the purpose hereof "cause" means:

       (a)    fraud;

       (b)    misrepresentation;

       (c)    theft or embezzlement of Ceridian assets;

       (d)    intentional violations of law involving moral turpitude;

       (e)    failure to follow Ceridian's conduct and ethics policies; and/or

       (f) the continued failure by Executive to satisfactorily perform his or her duties as reasonably assigned to Executive pursuant to
              Section 2.02 of Article II of this Agreement for a period of 60 days after a written demand for such satisfactory performance which specifically identifies the manner in which it is alleged Executive has not satisfactorily performed such duties.

       In the event of termination for cause pursuant to this Section 4.02, Executive shall be paid at the usual rate of Executive's annual Base Salary through the date of termination specified in any written notice of termination.

4.03 TERMINATION WITHOUT CAUSE. Either Executive or Ceridian may terminate this Agreement and Executive's employment without cause on at least 75 days' written notice. In the event of termination of this Agreement and of Executive's employment pursuant to this Section 4.03, compensation shall be paid as follows:

       (a) if the notice of termination is given by Executive, Executive shall be paid at the usual rate of his or her annual Base Salary through the 75 day notice period;

       (b) if the notice of termination is given by Ceridian, (1) Executive shall be paid at the usual rate of his or her annual Base Salary through the 75 day notice period, however, Ceridian shall have the option of making termination of the Agreement and Executive's employment effective immediately upon notice in which case Executive shall be paid a lump sum representing the value of 75 days worth of salary; and (2) Executive shall receive, starting within 15 days after the end of the

              75 day notice period, one year's Base Salary payable, at the sole discretion of Ceridian, in either the form of a lump sum payment or on a regular payroll period basis. In addition, Executive shall receive the bonus, if any, to which Executive would otherwise have become entitled under all applicable Ceridian bonus plans in effect at the time of termination of this Agreement had Executive remained continuously employed for the full fiscal year in which termination occurred and continued to perform his or her duties in the same manner as they were performed immediately prior to termination, multiplied by a fraction, the numerator of which shall be the number of whole months Executive was employed in the year in which termination occurred and the denominator of which is 12. This bonus amount shall be paid within 15 days after the date such bonus would have been paid had Executive remained employed for the full fiscal year. In addition, Ceridian shall provide or make arrangements for reasonable outplacement services for Executive based on his or her level within Ceridian.

       (c) In the event that termination occurs pursuant to Section 4.03(b), in addition to the payments specified therein, Ceridian shall pay to Executive an amount equal to one year's Base Salary payable, at the sole discretion of Ceridian, in either the form of a lump sum payment or on a regular payroll period basis, provided Executive executes a release, similar to that attached as Exhibit A, of all claims against Ceridian.

4.04 TERMINATION IN THE EVENT OF DEATH OR DISABILITY. This Agreement and Executive's employment shall terminate in the event of death or disability of Executive.

       (a) In the event of Executive's death, Ceridian shall pay an amount equal to 12 months of Base Salary at the rate in effect at the time of Executive's death plus the amount Executive would have received in annual incentive plan bonus for the year in which the death occurs had "target" goals been achieved. Such amount shall be paid (1) to the beneficiary or beneficiaries designated in writing to Ceridian by Executive, (2) in the absence of such designation to the surviving spouse, or (3) if there is no surviving spouse, or such surviving spouse disclaims all or any part, then the full amount, or such disclaimed portion, shall be paid to the executor, administrator or other personal representative of Executive's estate. The amount shall be paid as a lump sum as soon as practicable following Ceridian's receipt of notice of Executive's death. All such payments shall be in addition to any payments due pursuant to Section 4.04(c) below.

       (b) In the event of Executive's disability, Base Salary shall be terminated as of the end of the month in which the last day of the six-month period of Executive's inability to perform his or her duties occurs.

       (c) In the event of termination by reason of Executive's death or disability, Ceridian shall pay to Executive any amount equal to
              (1) the amount Executive would have received in annual incentive plan bonus for the year in which termination occurs had "target" goals been achieved, multiplied by (2) a fraction, the numerator of which shall be the number of whole months Executive was employed in the year in which the death or disability occurred and the denominator of which is 12. The amount payable pursuant to this Section 4.04(c) shall be paid within 15 days after the date such bonus would have been paid had Executive remained employed for the full fiscal year.

4.05 RETIREMENT. Executive may terminate this Agreement and Executive's employment as a result of Executive decision to retire from Ceridian. Executive shall provide Ceridian with at least 75 days' written notice of the date upon which Executive intends to retire. Executive shall be paid at the usual rate of his or her annual Base Salary through the date of retirement stipulated in the written notice.

4.06   ENTIRE TERMINATION PAYMENT.  The compensation provided for in this
       Article IV for early termination of this Agreement and termination pursuant to this Article IV shall constitute Executive's sole remedy for such termination. Executive shall not be entitled to any other termination or severance payment which may be payable to Executive under any other agreement between Executive and Ceridian.


                                     ARTICLE V

                     CONFIDENTIALITY, DISCLOSURE AND ASSIGNMENT

5.01 CONFIDENTIALITY. Executive will not, during the term or after the termination or expiration of this Agreement or his/her employment, publish, disclose, or utilize in any manner any Confidential Information obtained while employed by Ceridian. If Executive leaves the employ of Ceridian, Executive will not, without Ceridian's prior written consent, retain or take away any drawing, writing or other record in any form containing any Confidential Information.

5.02 BUSINESS CONDUCT AND ETHICS. During the term of employment with Ceridian, Executive will engage in no activity or employment which may conflict with the interest of Ceridian, and will comply with Ceridian's policies and guidelines pertaining to business conduct and ethics.

5.03 DISCLOSURE. Executive will disclose promptly in writing to Ceridian all inventions, discoveries, software, writings and other works of authorship which are conceived, made, discovered, or written jointly or singly on Ceridian time or on Executive's own time, providing the invention, improvement, discovery, software, writing or other work of authorship is capable of being used by Ceridian in the normal course of business, and all such inventions, improvements, discoveries, software, writings and other works of authorship shall belong solely to Ceridian.

5.04 INSTRUMENTS OF ASSIGNMENT. Executive will sign and execute all instruments of assignment and other papers to evidence vestiture of Executive's entire right, title and interest in such inventions, improvements, discoveries, software, writings or other works of authorship in Ceridian, at the request and the expense of Ceridian, and Executive will do all acts and sign all instruments of assignment and other papers Ceridian may reasonably request relating to applications for patents, patents, copyrights, and the enforcement and protection thereof. If Executive is needed, at any time, to give testimony, evidence, or opinions in any litigation or proceeding involving any patents or copyrights or applications for patents or copyrights, both domestic and foreign, relating to inventions, improvements, discoveries, software, writings or other works of authorship conceived, developed or reduced to practice by Executive, Executive agrees to do so, and if Executive leaves the employ of Ceridian, Ceridian shall pay Executive at a rate mutually agreeable to Executive and Ceridian, plus reasonable traveling or other expenses.

5.05 INVENTIONS DEVELOPED ON EXECUTIVE'S OWN TIME. The two immediately preceding sections entitled "Disclosure" and "Instruments of Assignment" do not apply to inventions in which a Ceridian claim of any rights will create a violation of Chapter 181 Minnesota Statutes, Section 181.78, reproduced below and constituting the written notification of its Subdivision 3.

       181.78 Agreements; terms relating to inventions

       Subdivision 1.

       Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee's rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee's own time, and
       (1) which does not relate (a) directly to the business of the employer or
       (b) to the employer's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

       Subdivision 2.

       No employer shall require a provision made void and unenforceable by subdivision 1 as a condition of employment or continuing employment.

       Subdivision 3.

       IF AN EMPLOYMENT AGREEMENT ENTERED INTO AFTER AUGUST 1, 1977, CONTAINS A PROVISION REQUIRING THE EMPLOYEE TO ASSIGN OR OFFER TO ASSIGN ANY OF THE EMPLOYEE'S RIGHTS IN ANY INVENTION TO AN

       EMPLOYER, THE EMPLOYER MUST ALSO, AT THE TIME THE AGREEMENT IS MADE, PROVIDE A WRITTEN NOTIFICATION TO THE EMPLOYEE THAT THE AGREEMENT DOES NOT APPLY TO AN INVENTION FOR WHICH NO EQUIPMENT, SUPPLIES, FACILITY OR TRADE SECRET INFORMATION OF THE EMPLOYER WAS USED AND WHICH WAS DEVELOPED ENTIRELY ON THE EMPLOYEE'S OWN TIME, AND (1) WHICH DOES NOT RELATE (a) DIRECTLY TO THE BUSINESS OF THE EMPLOYER OR (b) TO THE EMPLOYER'S ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT, OR (2) WHICH DOES NOT RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER.

5.06 EXECUTIVE'S DECLARATION. Executive has no inventions, data bases, improvements, discoveries, software, writings or other works of authorship useful to Ceridian in the normal course of business, which were conceived, made or written prior to the date of this Agreement and which are excluded from this Agreement.

5.07 SURVIVAL. The obligations of this Article V shall survive the expiration or termination of this Agreement and Executive's employment.


                                     ARTICLE VI

              NON-COMPETITION, NON-RECRUITMENT, AND NON-DISPARAGEMENT

6.01 GENERAL. The parties hereto recognize and agree that (a) Executive is a senior executive of Ceridian and is a key executive of Ceridian, (b) Executive has received, and will in the future receive, substantial amounts of Confidential Information, (c) Ceridian's business is conducted on a worldwide basis, and (d) provision for non-competition, non-recruitment and non-disparagement obligations by Executive is critical to Ceridian's continued economic well-being and protection of Ceridian's Confidential Information. In light of these considerations, this Article VI sets forth the terms and conditions of Executive's obligations of non-competition, non-recruitment and non-disparagement subsequent to the termination of this Agreement and/or Executive's employment for any reason.

6.02   NON-COMPETITION.

       (a) Unless the obligation is waived or limited by Ceridian in accordance with subsection (b) of this Section 6.02, Executive agrees that for a period of two years following termination of employment for any reason ("Non-Compete Period"), Executive will not directly or indirectly, alone or as a partner, officer, director, shareholder or employee of any other firm or entity, engage in any commercial activity in competition with any part of Ceridian's business as conducted as of the date of such termination of employment or with any part of Ceridian's contemplated business with respect to which Executive has Confidential Information. For purposes of this subsection (a), "shareholder" shall not include beneficial ownership of less than five percent (5%) of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose stock is traded on a major stock exchange. Also for purposes of this subsection (a), "Ceridian's business" shall include business conducted by Ceridian or its affiliates and any partnership or joint venture in which Ceridian or its affiliates is a partner or joint venturer; provided that, "affiliate" as used in this sentence shall not include any corporation in which Ceridian has ownership of less than fifteen percent (15%) of the voting stock.

       (b) At its sole option Ceridian may, by written notice to Executive at any time within the Non-Compete Period, waive or limit the time and/or geographic area in which Executive cannot engage in competitive activity.

       (c) During the Non-Compete Period, prior to accepting employment with or agreeing to provide consulting services to, any firm or entity which offers competitive products or services, Executive shall give 30 days prior written notice to Ceridian. Such written notice shall describe the firm and the employment or consulting services to be rendered to the firm or entity, and shall include a copy of the written offer of employment or engagement of consulting services. Ceridian's failure to respond or object to such notice shall not in any way constitute acquiescence or waiver of Ceridian's rights under this Article VI.

       (d) In the event Executive has provided notice to Ceridian pursuant to subsection (c) of this Section 6.02 and has not accepted employment with or agreed to provide consulting services to, any firm or entity directly as a result of his or her non-competition obligation pursuant to this Section 6.02, Ceridian shall pay Executive an amount equal to the usual rate of Executive's Base Salary in effect at the time of termination on a regular payroll period basis until the end of the Non-Compete Period. There shall be credited against Ceridian's obligation to make such payments any other payments made by Ceridian to Executive pursuant to
              Article IV of this Agreement. In the event that Ceridian elects, pursuant to subsection (b) of this Section 6.02, to waive all or any portion of the non-competition obligation set forth in subsection (a) hereof, no payment shall be required by Ceridian with respect to the portion of the Non-Compete Period which has been waived.

       (e) In the event Executive fails to provide notice to Ceridian pursuant to subsection (c) of this Section 6.02 and/or in anyway violates its non-competition obligation pursuant to Section 6.02, Ceridian may enforce all of its rights and remedies provided to it under this Agreement, in law and in equity, and Executive shall be deemed to have expressly waived any rights he or she may have had to payments under subsection (d) of this Section 6.02.

6.03 NON-RECRUITMENT. For a period of two years following termination of employment for any reason, Executive will not initiate or actively participate in any other employer's recruitment or hiring of Ceridian employees. This provision shall not preclude Executive from responding to a request (other than by Executive's employer) for a reference with respect to an individual's employment qualifications.

6.04 NON-DISPARAGEMENT. Executive will not, during the term or after the termination or expiration of this Agreement or Executive's employment, make disparaging statements, in any form, about Ceridian, its officers, directors, agents, employees, products or services which Executive knows, or has reason to believe, are false or misleading.

6.05 SURVIVAL. The obligations of this Article VI shall survive the expiration or termination of this Agreement and Executive's employment.


                                    ARTICLE VII

                                 CHANGE OF CONTROL

7.01 DEFINITIONS. For purposes of this Article VII, the following definitions shall be applied:

       (a) "BENEFIT PLAN" means any formal or informal plan, program or other arrangement heretofore or hereafter adopted by Ceridian for the direct or indirect provision of compensation to Executive (including groups or classes of participants or beneficiaries of which Executive is a member), whether or not such compensation is deferred, is in the form of cash or other property or rights, or is in the form of a benefit to or for Executive.

       (b)    "CHANGE OF CONTROL" shall mean any of the following events:

                     (1) a merger or consolidation to which Parent Corporation is a party if the individuals and entities who were stockholders of Parent Corporation immediately prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than fifty percent (50%) of the total combined voting power for election of directors of the surviving corporation immediately following the effective date of such merger or consolidation; or

                     (2) the direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) in the aggregate of securities of Parent Corporation representing twenty-five percent (25%) or more of the total combined voting power of Parent Corporation's then issued and outstanding securities by any person or entity, or group of associated persons or entities acting in concert; provided, however, that for purposes of hereof, the following acquisitions shall not constitute a Change of Control: (A) any acquisition by Parent Corporation, or (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Parent Corporation or any corporation controlled by Parent Corporation;
                            or

                     (3) the sale of the properties and assets of Parent Corporation, substantially as an entirety, to any person or entity which is not a wholly-owned subsidiary of Parent Corporation; or

                     (4) the stockholders of Parent Corporation approve any plan or proposal for the liquidation of Parent Corporation; or

                     (5) a change in the composition of the Board at any time during any consecutive 24 month period such that the "Continuity Directors" cease for any reason to constitute at least a seventy percent (70%) majority of the Board. For purposes of this clause, "Continuity Directors" means those members of the Board who either (A) were directors at the beginning of such consecutive 24 month period, or (B) were elected by, or on the nomination or recommendation of, at least a two-thirds (2/3) majority of the then-existing Board; or

                     (6) such other event or transaction as the Board shall determine constitutes a Change of Control.

       (c) "CHANGE OF CONTROL COMPENSATION" means any payment or benefit (including any transfer of property) in the nature of compensation, to or for the benefit of Executive under this Agreement or any Other Agreement or Benefit Plan, which is considered to be contingent on a Change of Control for purposes of Section 280G of the Code.

       (d) "CHANGE OF CONTROL TERMINATION" means, with respect to Executive, either of the following events occurring within two years after a Change of Control:

                     (1) Termination of Executive's employment by Ceridian for any reason other than (A) fraud, (B) misrepresentation, (C) theft or embezzlement of Ceridian assets, (D) intentional violations of law involving moral turpitude, (E) failure to follow Ceridian's conduct and ethics policies, or (F) continuing failure by Executive to satisfactorily perform his or her duties as reasonably assigned to Executive pursuant to Section 2.02 of Article II of this Agreement for a period of 60 days after a written demand for such satisfactory performance which specifically identifies the manner in which it is alleged Executive has not satisfactorily performed such duties; or

                     (2) Termination of employment with Ceridian by Executive pursuant to Section 7.02 of this Article VII.

              A Change of Control Termination by Executive shall not, however, include termination by reason of death or Disability.

       (e) "CODE" means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall include the corresponding section of such Code as from time to time amended.

       (f) "GOOD REASON" means a good faith determination by Executive, in Executive's sole and absolute judgment, that any one or more of the following events has occurred, without Executive's express written consent, after a Change of Control:

                     (1) A change in Executive's reporting responsibilities, titles or offices as in effect immediately prior to the Change of Control, or any removal of Executive from, or any failure to re-elect Executive to, any of such positions, which has the effect of materially diminishing Executive's responsibility or authority;

                     (2) A reduction by Ceridian in Executive's Base Salary as in effect immediately prior to the Change of Control or as the same may be increased from time to time thereafter;

                     (3) Ceridian requiring Executive to be based anywhere other than within 25 miles of Executive's job location at the time of the Change of Control;

                     (4) Without replacement by plans, programs, or arrangements which, taken as a whole, provide benefits to Executive at least reasonably comparable to those discontinued or adversely affected, (A) the failure by Ceridian to continue in effect, within its maximum stated term, any pension, bonus, incentive, stock ownership, purchase, option, life insurance, health, accident, disability, or any other employee compensation or benefit plan, program or arrangement, in which Executive is participating immediately prior to a Change of Control; or (B) the taking of any action by Ceridian that would materially adversely affect Executive's participation or materially reduce Executive's benefits under any of such plans, programs or arrangements;

                     (5) The failure by Ceridian to provide office space, furniture, and secretarial support at least comparable to that provided Executive immediately prior to the Change of Control or the taking of any similar action by Ceridian that would materially adversely affect the working conditions in or under which Executive performs his or her employment duties;

                     (6) If Executive's primary employment duties are with a Subsidiary, the sale, merger, contribution, transfer or any other transaction in conjunction with which Parent Corporation's ownership interest in such Subsidiary decreases below the level specified in
                            Section 1.07 of Article I unless (A) this Agreement is assigned to the purchaser/transferee with the provisions of Article VII in full force and effect and operative as if a Change of Control has occurred with respect to the purchaser/transferee as Parent Corporation immediately after the purchase/transfer becomes effective, and (B) such purchaser/transferee has a creditworthiness reasonably equivalent to Parent Corporation's; or

                     (7)    Any material breach of this Agreement by Ceridian.

       (g) "OTHER AGREEMENTS" means any agreement, contract or understanding heretofore or hereafter entered into between Executive and Ceridian for the direct or indirect provision of compensation to Executive.

7.02 CHANGE OF CONTROL TERMINATION RIGHT. For a period of two years following a Change of Control that occurred during the term of this Agreement, Executive shall have the right, at any time and within Executive's sole discretion, to terminate employment with Ceridian for Good Reason. Such termination shall be accomplished by, and effective upon, Executive giving written notice to Ceridian of Executive's decision to terminate. Except as otherwise expressly provided in this Agreement, upon the exercise of said right, all obligations and duties of Executive under this Agreement shall be of no further force and effect.

7.03 CHANGE OF CONTROL TERMINATION PAYMENT. In the event of a Change of Control Termination that occurred during the term of this Agreement, then, and without further action by the Board, Compensation Committee or otherwise, Ceridian shall, within five days of such termination, make a lump sum payment to Executive in an amount equal to three times the sum of (a) 12 months of Base Salary at the rate in effect at the time of Executive's termination, (b) the bonus, if any, that Executive would have received under all applicable Ceridian bonus plans for the year in which the termination occurs had "superior" goals been achieved, (c) the annual perquisite cash adder Executive would have received in the year in which the termination occurs, and (d) the highest annual aggregate amount of basic and performance matching contributions made by Ceridian on behalf of Executive into the Ceridian Corporation Savings and Investment Plan (401(k) Plan) over the last three fiscal years prior to termination of Executive. Neither the payments made to Executive pursuant to this
       Section 7.03 nor any other compensation to be provided to Executive by Ceridian pursuant to this Agreement or any other agreement or Benefit Plan which may be considered Change of Control Compensation shall be subject to any limitation on Change of Control Compensation which may otherwise be expressed in any such agreement or Benefit Plan.

7.04   TAX REIMBURSEMENT.

       (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payments or distributions by Ceridian to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any payments required under this Section 7.04) (collectively, the "Payments") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that, after payment by Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including any income taxes and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

       (b) Subject to the provisions of Section 7.04(d), all determinations required to be made under this Section 7.04, including whether and when a Gross-Up Payment is required and the amount such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ceridian's external auditors (the "Accounting Firm"), which shall provide detailed supporting calculations both to Ceridian and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by Ceridian. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the "Accounting Firm" hereunder). All fees and expenses of the Accounting Firm shall be borne solely by Ceridian. Any Gross-Up Payment, as determined pursuant to this Section 7.04, shall be paid by Ceridian to Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon Ceridian and Executive.

       (c) As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which should have been made by Ceridian will not have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that Ceridian exhausts its remedies pursuant to Section 7.04(d) and Executive thereafter is required to make a payment of any additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Ceridian to or for the benefit of Executive.

       (d) Executive shall notify Ceridian in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Ceridian of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive knows of such claim and shall apprise Ceridian of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which it gives such notice to Ceridian (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Ceridian notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                            (i) give Ceridian any information reasonably requested by Ceridian relating to such claim;

                            (ii)   take such action in connection with
                                   contesting such claim as Ceridian shall
                                   reasonably request in writing from time to time, including accepting legal representation with respect to such claim by an attorney reasonably selected by Ceridian;

                            (iii) cooperate with Ceridian in good faith in order to effectively contest such claim; and

                            (iv)   permit Ceridian to participate in any
                                   proceedings relating to such claim;

              provided, however, that Ceridian shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7.04(d), Ceridian shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Ceridian shall determine; provided further, however, that if Ceridian directs Executive to pay such claim and sue for a refund, Ceridian shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any

              Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Ceridian's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

       (e) If, after the receipt by Executive of an amount advanced by Ceridian pursuant to Section 7.04(d), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to Ceridian's complying with the requirements of Section 7.04(d)) promptly pay to Ceridian the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by Ceridian pursuant to Section 7.04(d), a determination is made that Executive shall not be entitled to any refund with respect to such claim and Ceridian does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

7.05 INTEREST. In the event Ceridian does not make timely payment in full of the Change of Control Termination payment described in Section 7.03, Executive shall be entitled to receive interest on any unpaid amount at the lower of: (a) the prime rate of interest (or such comparable index as may be adopted) established from time to time by the Bank of America National Trust and Savings Association, New York, New York or its successor in interest; or (b) the maximum rate permitted under Section 280G(d)(4) of the Internal Revenue Code.

7.06 ATTORNEYS' FEES. In the event Executive incurs any legal expense to enforce or defend his or her rights under this Article VII of this Agreement, or to recover damages for breach thereof, Executive shall be entitled to recover from Ceridian any expenses for attorneys' fees and disbursements incurred.

7.07 BENEFITS CONTINUATION. In the event of a Change of Control Termination, Executive (and anyone entitled to claim under or through Executive) shall, until age 65, be entitled to receive from Ceridian the same or equivalent health, dental, accidental death and dismemberment, short and long-term disability, life insurance coverages, and all other insurance policies and health and welfare benefits programs, policies or arrangements, at the same levels and coverages as Executive was receiving on the day immediately prior to the Change of Control at a cost not to exceed the amount Executive would continue to pay had he/she continued to be an active employee of Ceridian. To the extent that election of continuation of any of such coverages, programs, policies, or arrangements is made available to employees terminating at age 55 with 15 or more years of service, Executive shall be required to pay no more for continuation than is required of such employees on the day immediately prior to the Change of Control. If no such continuation program is available, Executive shall be required to pay no more than he/she paid as an active employee, or if provided by Ceridian at no cost to employees on the day immediately prior to the Change of Control, they shall continue to be made available to Executive on this basis.

                                    ARTICLE VIII

                            CHANGE OF SUBSIDIARY STATUS

In the event that, prior to a Change of Control: (a) a Subsidiary is sold, merged, contributed, or in any other manner transferred, or if for any reason Parent Corporation's ownership interest in any such Subsidiary falls below the level specified in Section 1.07, (b) Executive's primary employment duties are with the Subsidiary at the time of the occurrence of such event, and (c) Executive does not, in conjunction therewith, transfer employment directly to Parent Corporation or another Subsidiary, then:

       (1) If Executive gives his or her written consent to the assignment of this Agreement to such Subsidiary, or to the purchaser or new majority interest holder of such Subsidiary, (and such assignment is accepted) this Agreement shall remain in full force and effect between Executive and the assignee, except that the provisions of
              Article VII of this Agreement shall become null and void;

       (2) If such assignment is not accepted by the Subsidiary or purchaser, then this Agreement shall be deemed to have been terminated by Ceridian without cause pursuant to Section 4.03 of Article IV; and

       (3) In all other cases, this Agreement shall be deemed terminated for cause pursuant to Section 4.02 of Article IV.


                                     ARTICLE IX

                                 GENERAL PROVISIONS

9.01 NO ADEQUATE REMEDY. The parties declare that it is impossible to measure in money the damages which will accrue to either party by reason of a failure to perform any of the obligations under this Agreement and therefore injunctive relief is appropriate. Therefore, if either party shall institute any action or proceeding to enforce the provisions hereof, such party against whom such action or proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law, and such party shall not urge in any such action or proceeding the claim or defense that such party has an adequate remedy at law.

9.02 SUCCESSORS AND ASSIGNS. Except as otherwise provided in Article VIII, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of Parent Corporation and each Subsidiary, whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition of substantially all of the assets or business of Ceridian, and any such successor or assign shall absolutely and unconditionally assume all of Ceridian's obligations hereunder.

9.03 NOTICES. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at its address:

       (a)    Ceridian Corporation
              8100 34th Avenue South
              Minneapolis, Minnesota 55425-1640
              Attention:  Office of General Counsel

       (b)    In the case of Executive shall be:

              At the address listed on the last page of this Agreement.

              Either party may, by notice hereunder, designate a changed address. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the second business day thereafter or when it is actually received, whichever is sooner.

9.04 CAPTIONS. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

9.05 GOVERNING LAW. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota and any and every legal proceeding arising out of or in connection with this Agreement shall be brought in the appropriate courts of the State of Minnesota, each of the parties hereby consenting to the exclusive jurisdiction of said courts for this purpose. The parties hereto expressly recognize and agree that the implementation of this Governing Law provision is essential in light of the fact that Parent Corporation's corporate headquarters and its principal executive offices are located within the State of Minnesota, and there is a critical need for uniformity in the interpretation and enforcement of the employment agreements between Ceridian and its senior executives.

9.06 CONSTRUCTION. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.07 WAIVERS. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

9.08 MODIFICATION. Any changes or amendments to this Agreement must be in writing and signed by both parties.


9.09 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon. This Agreement replaces in full all prior employment agreements or understandings of the parties hereto, and any and all such prior agreements or understandings are hereby rescinded by mutual agreement.

IN WITNESS WHEREOF, The parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

EXECUTIVE                          CERIDIAN CORPORATION


/s/Tony G. Holcombe                By:    /s/Gary M. Nelson
                                   Title: Vice President, General Counsel
                                            and Secretary

Address:


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                                 AMENDMENT NO. 1 TO
                           EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment, dated as of October 20, 1999, amends certain provisions of the Executive Employment Agreement ("Agreement"), dated as of October 1, 1999, between Ceridian Corporation and TONY G. HOLCOMBE ("Executive"). Unless otherwise defined herein, capitalized terms used in this Amendment have the meanings given to them in the Agreement. In consideration of you continuing in your employment with Ceridian for the remaining term of the Agreement, and the mutual promises and obligations contained in the Agreement as modified by this Amendment, Executive and Ceridian agree to amend the Agreement as follows:

1. Section 4.02(f) of the Agreement shall be amended in its entirety to read as follows:

       "(f) the continued failure by Executive to attempt in good faith to perform his or her duties as reasonably assigned to Executive pursuant to Section 2.02 of Article II of this Agreement for a period of 60 days after a written demand for such performance which specifically identifies the manner in which it is alleged Executive has not attempted in good faith to perform such duties."

2. Section 7.01(d)(1) of the Agreement shall be amended in its entirety to read as follows:

       "(1) Termination of Executive's employment by Ceridian for any reason other than (A) fraud, (B) misrepresentation, (C) theft or embezzlement of Ceridian assets, (D) intentional violations of law involving moral turpitude, or (E) failure to follow Ceridian's conduct and ethics policies; or"

3. The first sentence of Section 7.04(d) of the Agreement shall be amended in its entirety to read as follows:

       "Executive shall notify Ceridian in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by Ceridian of any Gross-Up Payment."

4. This Amendment is governed by, and shall be construed in accordance with, the laws of the State of Minnesota.

5. Except as herein expressly amended, the Agreement is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms.

6. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Ceridian and Executive have caused this Amendment to be duly executed and delivered, and this Amendment shall be effective, as of the date first written above. Following the effectiveness of this Amendment, each reference in the Agreement to "this Agreement," "hereunder," "herein," "hereof," or words of like import shall mean and be a reference to the Agreement as amended by this Amendment.

EXECUTIVE                          CERIDIAN CORPORATION


/s/Tony G. Holcombe                By:  /s/Gary M. Nelson
                                   Title:  Vice President, General Counsel
                                             and Secretary

Address:

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